Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
To the Board of Managers of LyondellBasell Industries AF S.C.A.:
We consent to the use of our report dated March 30, 2008, except for Note 29 Segment and Related Information to which the date is February 28, 2010, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of LyondellBasell Industries AF S.C.A. (formerly Basell AF S.C.A.) and subsidiaries for the year ended December 31, 2007,incorporated by reference herein. Our audit report states that we did not audit the consolidated financial statements of Lyondell Chemical Company, a wholly-owned subsidiary, and subsidiaries (“Lyondell”), which statements reflect total assets constituting 69 percent and total revenues constituting 5 percent, after elimination of intercompany balances and sales, in 2007 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Lyondell, is based solely on the report of the other auditors.
/s/ KPMG Audit S.àr.l
City of Luxembourg, Luxembourg
November 24, 2010